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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-57397

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 30, 1998)


                           THE LEARNING COMPANY, INC.


                         521,021 SHARES OF COMMON STOCK

                              ---------------------

     The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "The Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "The Selling Stockholders" in the Prospectus is supplemented as follows:

                            THE SELLING STOCKHOLDERS

     The following table sets forth, to the knowledge of the Company, certain information, as of June 15, 1998, with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares. The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisition of PF.Magic. See "The Acquisition."

     To the Company's knowledge, none of the Selling Stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with the Company or any of its subsidiaries within the past three years.


                                                                                   Number of
                                           Number of                               Shares of         Percentage of
                                           Shares of                                Common             Shares of
                                         Common Stock          Number of             Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)       Offering(1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
Ernest W. Adams and                          1,430                1,430                0                    0
Mary Ellen Foley

Jacek Adamiec                                  211                  211                0                    0

Noah L. Anglin                                 787                  787                0                    0

Bayview Investors, Ltd.                     24,177               24,177                0                    0

Travis Boatman                                  22                   22                0                    0

David Brownstein                                89                   89                0                    0

Jeremy Cantor                                   54                   54                0                    0

Ann Mei Chang                                  143                  143                0                    0

Steven Choi                                  5,008                5,008                0                    0



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



                                                                                 Number of
                                           Number of                             Shares of          Percentage of
                                           Shares of                               Common             Shares of
                                         Common Stock          Number of            Stock            Common Stock
                                         Beneficially          Shares of        Beneficially         Beneficially
                                        Owned Prior to        Common Stock       Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)      Offering(1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
John Danhakle                                  643                  643                0                   0

Anthea Fane                                     18                   18                0                   0

Steven Feuling                                 572                  572                0                   0

William Friedewald                             310                  310                0                   0

Frost & Berman Incorporated                 24,394               24,394                0                   0

Robert Fulop                                82,934               82,934                0                   0

Christina Garden                                54                   54                0                   0

R. James Guerard                             1,430                1,430                0                   0

Charles F. Hacskaylo                           179                  179                0                   0

David Han                                    6,241                6,241                0                   0

Les Hedger                                     376                  376                0                   0

Joan Howard                                     79                   79                0                   0

Daphne West Jackson                             18                   18                0                   0

Andrew Kaluzniacki                             429                  429                0                   0

Cynthia Karr                                    14                   14                0                   0

Elizabeth Karr                                  14                   14                0                   0

Karr Family 1982 Trust                          32                   32                0                   0

Teri Keyser                                     43                   43                0                   0

Keith Kirby                                  1,859                1,859                0                   0

Lucent Technologies, Inc.                   65,404               65,404                0                   0

George and Anna Mandel                         952                  952                0                   0

Kimberly B. Reiss Maron                         14                   14                0                   0

Michael Masters                                 18                   18                0                   0

Christopher Mayer                               54                   54                0                   0

Bradley McKee                                  111                  111                0                   0

Douglas C. Modie                                72                   72                0                   0

Scott Oki                                   60,291               60,291                0                   0



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

                                                                                  Number of
                                           Number of                              Shares of         Percentage of
                                           Shares of                               Common             Shares of
                                         Common Stock          Number of            Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)       Offering(1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
W. Preston Raisin                            3,873                3,873               0                     0

Brenda D. Ross                                  54                   54               0                     0

RS & Co. IV, L.P.                          136,999              136,999               0                     0

Eric Rudney                                    643                  643               0                     0

David Schwartz and                           5,008                5,008               0                     0
Rosemarie Ratto

John Scull                                  88,301               88,301               0                     0

James Stiefelmaier                             286                  286               0                     0

Jesse Sugarman                                  29                   29               0                     0

Venture Lending, a division of               6,694                6,694               0                     0
Cupertino National Bank

Paul Wilkerson                                 658                  658               0                     0

----------------------

* Less than one percent of the number of shares of Common Stock outstanding.

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Shares as to which the individual has sole or shared voting power or investment power and also any Shares which the individual has the right to acquire within 60 days after June 15, 1998 through the exercise of any stock option or other right. The inclusion herein of such Shares, however, does not constitute an admission that the Selling Stockholders are direct or indirect beneficial owners of such Shares. The Selling Stockholders have sole voting power and investment power with respect to all Shares listed as owned by the Selling Stockholders.

(2) It is unknown if, when or in what amounts a Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholders.

(3) Includes the following number of shares of Common Stock placed in escrow pursuant to the terms of the Merger Agreement: Ernest W. Adams and Mary Ellen Foley (143); Jacek Adamiec (21); Noah L. Anglin (79); Bayview Investors, Ltd. (2,418); Travis Boatman (2); David Brownstein (8); Jeremy Cantor (5); Ann Mei Chang (14); Steven Choi (500); John Danhakle (64); Anthea Fane (1); Steven Feuling (57); William Friedewald (31); Robert Fulop (8,293); Christian Garden (5); R. James Guerard (143); Charles F. Hacskaylo


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


     (18); David Han (624); Les Hedger (38); Joan Howard (8); Daphne West Jackson (1); Andrew Kaluzniacki (42); Cynthia Karr (1); Elizabeth Karr (1); Karr Family 1982 Trust (3); Teri Keyser (4); Keith Kirby (186); Lucent Technologies, Inc. (6,540); George and Anna Mandel (95); Kimberly B. Reiss Maron (1); Michael Masters (1); Christopher Mayer (5); Bradley McKee (11); Douglas C. Modie (7); Scott Oki (6,029); W. Preston Raisin (387); Brenda D. Ross (5); RS & Co. IV, L.P. (13,700); Eric Rudney (64); David Schwartz and Rosemarie Ratto (500); John Scull (8,830); James Stiefelmaier (28); Jesse Sugarman (3); Venture Lending, a division of Cupertino National Bank (669); Paul Wilkerson (66).



                    The date of this Prospectus Supplement is
                               September 30, 1998






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